Item 77C

Matters submitted to a vote of security holders

A special meeting of shareholders (the "Meeting") of The Dreyfus Socially Responsible Growth Fund, Inc. (the "Fund"), now known as The Dreyfus Sustainable U.S. Equity Portfolio, Inc., was held on March 9, 2017. Out of a total of 6,129,198 Fund shares ("Shares") entitled to vote at the Meeting, 4,985,148 were represented at the Meeting, in person or by proxy. The proposals considered at the meeting and the results were as follows:

			Shares
		For	Against	Abstain
1B	To approve a sub-investment advisory agreement between Dreyfus and Newton Investment Management (North America) Limited with respect to the fund.	3,206,302	1,078,073	700,773
3A	To approve the implementation of a "manager of managers" arrangement whereby Dreyfus, under certain circumstances, would be able to hire and replace fund sub-advisers that are either unaffiliated with Dreyfus or are wholly-owned subsidiaries of Dreyfus' ultimate parent company, the Bank of New York Mellon Corporation ("BNY Mellon"), without obtaining shareholder approval.	3,128,706	1,170,288	686,154
3B	To approve the implementation of a "manager of managers" arrangement whereby Dreyfus, under certain circumstances, and subject to the Securities and Exchange Commission's issuance of an exemptive order to the fund and Dreyfus, would be able to hire and replace fund sub-advisers that are either unaffiliated or affiliated with Dreyfus (whether or not wholly-owned subsidiaries of BNY Mellon) without obtaining shareholder approval.	3,229,265	1,164,504	591,379
4B	To approve changing fundamental investment restrictions regarding issuer diversification.	3,122,216	1,097,322	765,610
4D	To approve changing a fundamental investment restriction on margin, including changing it to a non-fundamental policy.	3,082,405	1,258,366	644,376

The Meeting was adjourned with respect to consideration of the below proposals until March 16, 2017, on which date a special meeting of shareholders of the Fund was held (the "March 16th Meeting"). Out of a total of 6,129,198 Shares entitled to vote at the March 16th Meeting, 5,529,764 were represented at the March 16th Meeting, in person or by proxy. The proposal considered at the meeting and the results were as follows:

			Shares
		For	Against	Abstain
1A	To approve removing the fund's current fundamental social investment policy and related fundamental social considerations regarding its investment strategy.	3,535,965	1,452,035	541,764
2A	To approve changing the fund's investment objective.	3,453,642	1,456,220	619,902
2B	To approve changing the fund's investment objective from a fundamental policy to a non-fundamental policy.	3,280,816	1,547,201	701,748

The following proposals were not approved by shareholders:

			Shares
		For	Against	Abstain
4A	To approve changing a fundamental investment restriction regarding investing in commodities, real estate, oil and gas, including adopting a separate fundamental investment restriction regarding investing in physical commodities and certain derivative instruments.	2,888,941	2,082,189	558,634
4C	To approve changing a fundamental investment restriction regarding industry concentration.	2,997,939	1,791,551	740,275
4E	To approve removing a fundamental investment restriction regarding short sales and certain derivative transactions.	2,918,787	1,902,255	708,723
4F	To approve changing a fundamental investment restriction regarding underwriting the securities of other issuers.	2,828,564	2,033,502	667,699
4G	To approve changing a fundamental investment restriction regarding investing in companies for the purpose of exercising control to a non-fundamental policy.	2,893,841	1,854,229	781,694
4H	To approve removing a fundamental investment restriction regarding companies with limited operations.	2,938,273	1,872,486	719,006
4I	To approve removing fundamental investment restrictions regarding investments in securities where affiliated persons are involved.	2,845,819	2,069,725	614,221
4J	To approve removing a fundamental investment restriction regarding warrants.	2,867,633	1,885,347	776,785